UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nautilus, Inc.

(Name of Registrant as Specified In Its Charter)

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Nautilus, Inc. mailed a letter and brochure to its shareholders on December 5, 2007. The text of the letter and brochure follow:

December 5, 2007

Dear Fellow Shareholder:

The Special Meeting of Nautilus Shareholders called by Edward Bramson and his hedge fund, Sherborne, is quickly approaching. We need your support to prevent the removal of a majority of your Board’s highly qualified, dedicated directors. We invite you to read the enclosed brochure which provides more information about your directors whom Mr. Bramson wants to remove.

Your vote is extremely important, no matter how many or how few shares you own. By voting AGAINST removal of a majority of your Board TODAY on the WHITE proxy card, you are supporting our turnaround plan, which, led by our new CEO, Bob Falcone, is well underway. Under Bob, in just a few months’ time, the following significant positive changes have already been implemented:

•

Strengthening the Nautilus balance sheet and mitigating liquidity concerns: we are implementing a $20 million inventory reduction plan by the end of 2007, continuing our efforts to divest non-core assets, including a possible sale of our technical apparel and footwear business, Pearl iZUMi, and restructuring our credit line.

•	Improving gross and operating margins: our reduction in force is expected to result in approximately $10 million in annual savings, plus new cost control and quality initiatives already underway.

•

Attracting key talent: a new organizational business-unit structure is designed to cross-check every decision to assure profitable sales through heightened attention to detail across three distribution channels. Recent top-level appointments include:

•	Tim Joyce, head of global sales, formerly head of sales for Nike, Adidas, fogdog.com and HO Sports;

•	James Heidenreich, chief marketing officer, formerly in lead marketing roles at Riddell Sports, Experimental Applied Sciences, Brunswick Bicycle and Outboard Marine;

•	Caroline Howe, senior vice president and general manager, with brand experience at American Sporting Goods, Coca-Cola, Hallmark and Nike; and

•

Kenneth Fish, senior vice president and general manager, who brings more than 20 years of senior level finance and operations experience. He previously served as Vice President of Finance for Vestas Americas and Asia-Pacific Finance Director for NACCO Materials Handling Group.

Your Company needs your support to enable it to execute its strategy. Now is not the time to allow Bramson and the other Sherborne nominees to seize control of your Board.

You may have received a recent letter from Sherborne, in which it questions your Board’s commitment to executing our turnaround plan and touts its own experience. Let no one question your Board’s resolve. We have been proactive in implementing change and taking steps to create shareholder value. At the same time, as we told you in our letter of November 8, 2007, we welcome whatever experience Sherborne has to offer. That was why, months ago, we offered Sherborne representation on our Board in proportion to its share ownership. In addition, we offered Sherborne seats on a new Executive Committee whose purpose would be “to oversee the Company’s financial affairs and strategic direction” with a supervisory role over the Company’s business plans, capital structure and financing activities and financial budget.

Sherborne rejected our offer, choosing instead to continue its efforts to seize control of your Board. Sherborne tries to explain its decision not to accept Board and oversight representation by claiming this was because we asked it to execute a “standstill” agreement. What Sherborne fails to tell you is that it never asked what your Board would require. If it had asked, we would have explained that the only requirement for us to put its nominees on the Board is that Sherborne refrain from running a competing slate of directors for twelve months, so that the company, with Sherborne’s participation, can focus on its turnaround plan and bring it to fruition. Our offer to Sherborne remains open, and we have offered representation to Sun Capital Securities, LLC, our second largest shareholder, in the event our nominees are elected.

Despite the fact that Sherborne appears to be stuck in “fight mode,” your Board and company has continued to move forward with our turnaround plan, implementing the cost reductions and evaluating the potential divestitures of non-core assets that we discuss above. We agree with Sherborne that “a fresh, realistic and straightforward attitude on the board could make a major difference to the shareholder value of Nautilus” – we already have that attitude and we have already taken actions to realize shareholder value.

We also agree with Sherborne that it is not “the best choice” to manage Nautilus over the long term. But while Sherborne wants to begin yet another search for new management, Bob Falcone has hit the ground running. It is important to know that Bob Falcone’s appointment was the result of an extensive search of more than 100 candidates brought to the independent directors through a highly–regarded recruiting firm. Sherborne inaccurately refers to his severance agreement as “onerous.” In fact, Mr. Falcone’s agreement, unlike many customary agreements provided to public company CEOs, does not trigger a severance payment upon a change of control, and no payment would be due to Bob under the agreement solely as a result of the proxy contest. Bob was the best candidate and the committee wanted to have a permanent CEO so the turnaround could start immediately, not three to six months down the road after the proxy contest came to an end and a new CEO had the opportunity to get up to speed — the Company could not afford to sit idly by at the time and we cannot afford to put our turnaround plan on hold now and start over from the beginning.

We are committed to delivering value for ALL shareholders. We have already written to you about the losses suffered by Ampex’s shareholders while it was under Mr. Bramson’s watch. Those facts speak for themselves. But on this issue, we also need to inform you of another troubling fact arising out of past actions at Ampex that we believe calls into question Mr. Bramson’s assertion that his interests “are fully aligned with the interests of all shareholders.” While at Ampex, Bramson and entities he controlled purchased shares of Ampex stock directly from Ampex with money borrowed from Ampex. While in control of Ampex, and as the value of the Ampex stock dropped, Mr. Bramson and his affiliates defaulted on the loans owed to Ampex, had a portion of their loan repayment obligations forgiven and had the terms of some loans modified so that Ampex would only be able to take back the Ampex stock (which had declined in value below the loan amounts) if Mr. Bramson and his affiliates defaulted on the loans. In all, of approximately $5.2 million in loans, approximately $4.98 million was forgiven or not repaid and Ampex was forced to foreclose on Ampex stock worth only $0.44 million.

Although these loans were permitted at the time, in the years following the collapses of Enron and WorldCom (which also made loans to Messrs. Skilling and Ebbers, among others), such types of loans have been made illegal, as they are now deemed to be symptomatic of bad corporate governance. Ask yourself whether Bramson and the other Sherborne nominees—who by their own admission are not “the best choice” for Nautilus in the long term—deserve control of your company.

We believe that the moves already made by Bob Falcone, the management team and the Board have been significant changes that will have a large, positive influence on Nautilus and its turnaround – changes that will benefit all shareholders. This work is underway and additional changes are in progress; we are confident in our market opportunity, our brands and products, our distribution strategy and the ability of our quality management team to execute on Bob’s strategy.

Your Board and management team are confident that we are on the right path to a stronger future for Nautilus and increased value for all shareholders. With your support—and your vote on the enclosed WHITE proxy card—we can send Bramson and Sherborne a strong message by soundly rejecting their proposals. Please use the enclosed WHITE proxy card to vote AGAINST the removal of your directors TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card.

Thank you for your support.

THE BOARD OF DIRECTORS

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Green proxy card sent to you by Sherborne.

You have every legal right to change your vote by using the enclosed WHITE proxy card to vote

TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Safe Harbor Statement:

Certain information included herein and in other company releases, reports or documents may contain forward-looking statements, including statements concerning estimated future sales and earnings, new product introduction, and operational and financial improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

THE RIGHT PEOPLE THE RIGHT PLAN

We at Nautilus would like to take this opportunity to introduce the four members of your Board of Directors who we believe should continue working for you.

Three of them – Directors Peter A. Allen, Donald W. Keeble and Diane L. Neal – you’ve probably met before, because they’ve served as directors for several years and were just re-elected to the Board by a significant majority of the shares voting at the recent Nautilus annual meeting of shareholders, held on May 7, 2007. The fourth – Director Evelyn V. Follit – joined the Board in September 2007 after a thorough review by your Board and brings valuable human capital and enterprise resource planning experience to Nautilus. All of them were involved in the hiring of Bob Falcone as our new President and CEO just weeks ago and are now focused on working with him to implement our turnaround plan. Together with the other members of the Nautilus Board, who you also re-elected at our annual meeting, they have extensive retail and fitness industry experience, and represent the combination of talent, expertise and vision that the Board needs and that Nautilus and its shareholders deserve.

We urge you to consider carefully the accomplishments of the four directors that Sherborne now seeks to replace.

We think you’ll agree that now is NOT the time to allow the Sherborne nominees to seize control of your Board.

PETER A. ALLEN

Peter A. Allen has served on our Board of Directors since 2002, and served as the Lead Independent Director from March 2004 to May 2007. Mr. Allen is Partner & Managing Director, Market Development, for Technology Partners International (TPI), a global management consulting firm. TPI advises major corporations in the optimization of business operations through the best combination of in-sourcing, off-shoring, shared services and outsourcing. Mr. Allen has maintained this position since July 2001. From December 1998 to June 2001, Mr. Allen served as Chairman, President and Chief Executive Officer of Data Dimensions, Inc., an IT consulting firm. Prior to that, Mr. Allen served as Vice President with Computer Sciences Corporation from 1990 to 1998. Mr. Allen received a B.S. in Computer Science from the University of Maryland. He is certified by the UCLA Anderson School of Management’s Director Certification Program.

EVELYN W. FOLLIT

Evelyn V. Follit joined our Board of Directors in September 2007. Ms. Follit operates Follit Associates, a corporate technology and executive assessment practice. She previously occupied corporate leadership roles with RadioShack Corporation, ACNielsen, Dun & Bradstreet, ITT, and IBM. While at RadioShack Corporation from 1997-2005, Ms. Follit reported to the Chairman and CEO as Chief Organizational Enabling Services Officer and Chief Information Officer and was responsible for connecting the company’s nearly 7000 retail stores to a global network. Ms. Follit serves on the board of food retailer Winn-Dixie Stores Inc. Beginning in December 2007, Ms. Follit will join the board of retail department store Bealls Inc. She has a Master of Business Administration degree in finance and information systems from Pace University. She has completed executive planning, finance and technology programs at Cornell’s School of Industrial and Labor Relations and MIT’s Sloan School.

DONALD W. KEEBLE

Donald W. Keeble has served on our Board of Directors since July 2004. Mr. Keeble previously worked for Kmart Corporation, a large consumer retail company, for 29 years, most recently as its President of Store Operations through 2000. Mr. Keeble is Executive Vice President at Hilco Trading Company, Inc., the holding company for The Hilco Organization, providing platform services including legal and accounting, marketing and capital. He is also President of Global Executive Resources, an executive search firm. Mr. Keeble has an Executive MBA from the University of Michigan and completed executive programs in business management and retailing with Harvard Business School and Babson College, and has an undergraduate degree in Business Administration from Columbus State University.

DIANE L. NEAL

Diane L. Neal has served on our Board of Directors since October 2004. For more than 20 years, Ms. Neal has built an impressive career in all facets of retail, including mass and wholesale, that span across broad-based segments of apparel, accessories, electronics, home and now personal care. Appointed Chief Executive Officer of Bath & Body Works in June 2007, Ms. Neal had previously served, since October 2006, as President and COO. Prior to joining Bath & Body Works, Ms. Neal served as President of the Gap Outlet. She also was a senior leader at the Target Corporation and held the position of President of Mervyn’s Stores. Ms. Neal is a graduate of Michigan State University. She is a member of the MSU College of Communications advisory board.

The Nautilus Board is committed to protecting and enhancing the value of your investment in Nautilus. If the Sherborne proposals are defeated, Nautilus intends to increase the size of the Board and offer Board representation to Sherborne and Sun Capital Securities, LLC, Nautilus’ next largest shareholder. Please use the WHITE proxy card to vote AGAINST the removal of your directors TODAY.

IMPORTANT

Nautilus considers the vote of ALL shareholders to be very important, no matter how many or how few shares you own.

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card today to Nautilus, c/o Innisfree M&A Incorporated, in the postage-paid envelope provided or instruct us by telephone or via the Internet today as to how you would like your shares voted (instructions are on your WHITE proxy card).

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute and return on your behalf the WHITE proxy card as soon as possible.

After signing and returning the enclosed WHITE proxy card, we urge you NOT to return Sherborne’s Green proxy card because only your latest dated proxy card will be counted.

If you have previously signed and returned a Green proxy card to Sherborne, you have every right to change your vote. You may revoke any proxy card already sent to Sherborne by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

If you have any questions concerning the enclosed information, would like to request additional copies of the proxy statement or need help voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated 501 Madison Avenue New York, New York 10022 Shareholders Call Toll-Free: (888) 750-5834 Banks and Brokers Call Collect: (212) 750-5833